FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.12, ROAA OF 1.50 PERCENT AND ROTCE OF 18.01 PERCENT FOR 2Q 2018
Excl. merger-related charges, diluted EPS was $1.15, ROAA was 1.54 percent and ROTCE was 18.45 percent for 2Q 2018

NASHVILLE, TN, July 17, 2018 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.12 for the quarter ended June 30, 2018, compared to net income per diluted common share of $0.80 for the quarter ended June 30, 2017, an increase of 40.0 percent. Net income per diluted common share was $2.20 for the six months ended June 30, 2018, compared to net income per diluted common share of $1.62 for the six months ended June 30, 2017, an increase of 35.8 percent.
Excluding pre-tax merger-related charges of $2.9 million, net income per diluted common share was $1.15 for the three months ended June 30, 2018, compared to net income per diluted common share of $0.84 for the three months ended June 30, 2017, excluding pre-tax merger-related charges of $3.2 million, an increase of 36.9 percent. Net income per diluted common share was $2.28 for the six months ended June 30, 2018, excluding pre-tax merger-related charges of $8.3 million, compared to net income per diluted common share of $1.67 for the six months ended June 30, 2017, excluding pre-tax merger-related charges of $3.9 million, an increase of 36.5 percent.
"We are experiencing phenomenal growth in 2018," said M. Terry Turner, Pinnacle's president and chief executive officer. "As we considered our merger with Bank of North Carolina last year, we were confident that we could meaningfully increase the core earnings capacity of our firm even prior to considering tax reform. Nearly 35 percent earnings growth after merger-related charges in the second quarter of this year versus the same quarter last year provides compelling evidence of our associates' ability to integrate a sizable merger in a short period of time while continuing to rapidly expand the legacy Tennessee franchise.
"Furthermore, we continue to attract successful, experienced bankers to our ranks. We recruited a total of 39 revenue producers across all markets in the second quarter, a strong predictor of our continued future growth. Our significant investment in promoting our distinctive culture across the entire franchise is reaping great rewards, as 16 of these revenue producers were hired in the Carolinas and Virginia, six of whom are in the C&I segment."

GROWING THE CORE EARNINGS CAPACITY OF THE FIRM:

•
Loans at June 30, 2018 were a record $17.04 billion, an increase of $716.8 million from March 31, 2018 and $2.28 billion from June 30, 2017, reflecting year-over-year growth of 15.5 percent. Annualized organic loan growth during the second quarter of 2018 was 17.6 percent.

◦
Average loans were $16.73 billion for the three months ended June 30, 2018, up $772.3 million from the $15.96 billion for the three months ended March 31, 2018, an annualized growth rate of 19.4 percent.

◦	At June 30, 2018, the remaining discount associated with fair value accounting adjustments on acquired loans was $132.1 million, compared to $148.9 million at March 31, 2018.

•	Deposits at June 30, 2018 were a record $17.86 billion, an increase of $1.35 billion from March 31, 2018 and $2.10 billion from June 30, 2017, reflecting year-over-year growth of 13.3 percent.

◦	Average deposits were $16.95 billion for the three months ended June 30, 2018, up $668.8 million from the $16.28 billion for the three months ended March 31, 2018.

◦
Core deposits were $15.40 billion at June 30, 2018, compared to $14.75 billion at March 31, 2018 and $14.46 billion at June 30, 2017. The annualized growth rate of core deposits in the second quarter of 2018 was 17.7 percent, which effectively matched the annualized growth rate of loans in the second quarter. Core deposit amounts have been restated in both the current and previous quarters for the recent regulatory changes for treatment of reciprocal deposits.

•
Revenues for the quarter ended June 30, 2018 were $230.2 million, an increase of $11.5 million from the $218.7 million recognized in the first quarter of 2018 and $88.5 million from the quarter ended June 30, 2017. That is a year-over-year growth rate of 62.5 percent and an annualized rate of growth of 21.1 percent in the second quarter of this year.

◦	Revenue per fully diluted share was $2.97 for the three months ended June 30, 2018, compared to $2.83 for the first quarter of 2018 and $2.64 for the second quarter of 2017.

"Our model of hiring experienced bankers to produce outsized loan and deposit growth continues to work extremely well," Turner said. "Loan growth continues to be exceptional for our firm, up nearly 18 percent on an annualized basis in the second quarter. Importantly, we are also pleased that approximately 57 percent of our loan growth was in our primary loan growth segments, C&I and owner-occupied commercial real estate. I am also pleased to report that core deposits also showed strong growth during the second quarter, also up nearly 18 percent on an annualized basis."

FOCUSING ON PROFITABILITY:

•
Return on average assets was 1.50 percent for the second quarter of 2018, compared to 1.53 percent for the first quarter of 2018 and 1.30 percent for the second quarter last year. Second quarter 2018 return on average tangible assets amounted to 1.63 percent, compared to 1.67 percent for the first quarter of 2018 and 1.38 percent for the second quarter last year.

◦
Excluding the aforementioned merger-related charges, return on average assets was 1.54 percent for the second quarter of 2018, compared to 1.60 percent for the first quarter of 2018 and 1.35 percent for the second quarter of 2017. Likewise, excluding these merger-related charges, the firm’s return on average tangible assets was 1.67 percent for the second quarter of 2018, compared to 1.74 percent for first quarter of 2018 and 1.44 for the second quarter of 2017.

•
Return on average common equity for the second quarter of 2018 amounted to 9.18 percent, compared to 9.07 percent for the first quarter of 2018 and 8.40 percent for the second quarter last year. Second quarter 2018 return on average tangible common equity amounted to 18.01 percent, compared to 18.12 percent for the first quarter of 2018 and 13.58 percent for the second quarter last year.

◦
Excluding the aforementioned merger-related charges, return on average tangible common equity amounted to 18.45 percent for the second quarter of 2018, compared to 18.98 percent for the first quarter of 2018 and 14.19 percent for the second quarter of 2017.

"Our profitability metrics were strong again in the second quarter," said Harold R. Carpenter, Pinnacle's chief financial officer. "We have long targeted top-quartile results, which we believe will lead to top-quartile share price performance. We believe our firm has enjoyed a reputation as a high-performing, high-growth firm for many years. Excluding merger-related charges, these strong profitability metrics, such as a return on average assets of 1.54 percent and a return on average tangible common equity of 18.45 percent for the second quarter of 2018, confirm the original deal rationale and demonstrate our ability to profitably integrate a large bank. That said, we believe we continue to have runway to grow our franchise rapidly in our existing markets without the need for acquisitions to facilitate growth."

OTHER HIGHLIGHTS:

•	Revenues

◦
Net interest income for the quarter ended June 30, 2018 was $182.2 million, compared to $174.5 million for the first quarter of 2018 and $106.6 million for the second quarter of 2017. That represents an annualized organic growth rate of 17.9 percent between the first and second quarter of 2018.

▪	Net interest margin was 3.69 percent for the second quarter of 2018, compared to 3.77 percent for the first quarter of 2018 and 3.68 for the second quarter of 2017.

▪
Included in net interest income for the second quarter of 2018 was $16.1 million of discount accretion associated with fair value adjustments, compared to $15.4 million of discount accretion recognized in the first quarter of 2018.

◦
Noninterest income for the quarter ended June 30, 2018 was $47.9 million, compared to $44.2 million for the first quarter of 2018 and $35.1 million for the second quarter of 2017, up 34.1 percent on an annualized basis.

▪
Wealth management revenues, which include investment, trust and insurance services, were $10.5 million for the quarter ended June 30, 2018, compared to $11.3 million for the first quarter of 2018 and $6.2 million for the second quarter of 2017. The quarter-over-quarter decrease was primarily attributable to $1.0 million of nonrecurring insurance revenues for favorable claims experience that were received in the first quarter of 2018.

▪
Income from the firm's investment in Bankers Healthcare Group, Inc. (BHG) was $9.7 million for the quarter ended June 30, 2018, compared to $9.4 million for the quarter ended March 31, 2018 and $8.8 million for the quarter ended June 30, 2017. Income from the firm's investment in BHG grew 10.7 percent for the quarter ended June 30, 2018, compared to the quarter ended June 30, 2017.

"We are reporting an annualized growth rate in net interest income of almost 18 percent and an annualized growth rate of 29 percent in fees for the second quarter of 2018," Carpenter said. "Loan yields improved this quarter by approximately 13 basis points, comparing the second quarter to the first quarter. Deposit rates increased by 18 basis points over that same period, which contributed to the decrease in the net interest margin this quarter. Though our margins narrowed in the quarter, we continue to work to maintain our margins and will also remain focused on attracting revenue producers and their clients at a remarkable pace. Since June 30, 2017, which was shortly following the closing of the BNC merger, our loans have increased organically $2.3 billion, and our deposits have increased $2.1 billion. We are on a pace to exceed those numbers for the year ending Dec. 31, 2018.
"Given our high level of profitability and the opportunity we have for organic growth in all our markets, we will be focused primarily on growing revenue and earnings. Accordingly, we are willing to accept volatility in certain financial metrics, such as increased funding costs, at a time when our efficiency ratio or other metrics are improving. We intend to continue adding revenue producers, pricing competitively, growing earning assets and producing outsized earnings growth. As the industry may be heading into a period of low single-digit loan and deposit growth, we believe our proven ability to take market share from vulnerable competitors is distinctive and makes us less dependent upon market conditions to grow our balance sheet and net interest income. In summary, our focus is on gathering more clients in order to grow the core earnings capacity of this firm reliably over the long-haul."

•	Noninterest expense and taxes

◦
Noninterest expense for the quarter ended June 30, 2018 was $110.9 million, compared to $108.6 million in the first quarter of 2018 and $71.8 million in the second quarter of 2017, reflecting a year-over-year increase of 54.5 percent.

▪
Salaries and employee benefits were $64.1 million in the second quarter of 2018, compared to $63.7 million in the first quarter of 2018 and $43.7 million in the second quarter of last year, reflecting a year-over-year increase of 46.8 percent.

•
Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to $6.9 million in the second quarter of 2018, compared to $5.7 million in the first quarter of 2018 and $5.4 million in the second quarter of last year.

▪
The efficiency ratio for the second quarter of 2018 decreased to 48.2 percent, compared to 49.7 percent for the first quarter of 2018. The ratio of noninterest expenses to average assets decreased to 1.91 percent for the second quarter of 2018 from 1.98 percent in the first quarter of 2018.

•
Excluding merger-related charges and other real estate owned (ORE) expense, the efficiency ratio was 46.6 percent for the second quarter of 2018, compared to 47.6 percent for the first quarter of 2018, and the ratio of noninterest expense to average assets was 1.85 percent for the second quarter of 2018, compared to 1.90 percent for the first quarter of 2018.

▪
The effective tax rate for the second quarter of 2018 was 20.9 percent, compared to 19.0 percent for the first quarter of 2018 and 31.7 percent for the second quarter of 2017. The Tax Cuts and Jobs Act reduced the aggregate blended federal and state statutory income tax rate for Pinnacle from 39.23 percent to 26.14 percent.

•
Included in income tax expense for the three months ended June 30, 2018 was a discrete item in the amount of $72,000 related to the application of FASB Accounting Standards Update (ASU) 2016-09, Stock Compensation Improvements to Employee Share-Based Payment Activity compared to $2.7 million for the three months ended March 31, 2018 and $789,000 for the three months ended June 30, 2017.

•	Inclusive of all of these matters, the firm anticipates an effective tax rate of between 21.0 and 22.0 percent for calendar year 2018.

"We continue to be pleased with expense management across our franchise," Carpenter said. "Both the efficiency ratio and the expense to asset ratio continued to improve even while hiring a relatively larger number of great bankers. One of the variables that increases the volatility of our expense base is the impact of our corporate-wide incentive programs. At the end of the first quarter of 2018, we were accruing annual cash incentives at approximately 75 percent of our target award value. We have increased that percentage to approximately 80 percent of our target award as of June 30, 2018. Our ability to maintain our incentive accrual at 80 percent or increase it will depend on our ability to generate the revenue and EPS necessary to fund such awards."

•	Asset quality

◦
Nonperforming assets decreased to 0.53 percent of total loans and ORE at June 30, 2018, compared to 0.58 percent at March 31, 2018 and 0.44 percent at June 30, 2017. Nonperforming assets were $91.1 million at June 30, 2018, compared to $94.7 million at March 31, 2018 and $65.4 million at June 30, 2017.

◦	The allowance for loan losses represented 0.44 percent of total loans at June 30, 2018 compared to 0.43 percent March 31, 2018 and 0.42 percent at June 30, 2017.

▪
The ratio of the allowance for loan losses to nonperforming loans was 106.7 percent at June 30, 2018, compared to 100.0 percent at March 31, 2018 and 154.0 percent at June 30, 2017. At June 30, 2018, purchase credit impaired loans of $12.7 million, which were recorded at fair value upon acquisition, represented 17.9 percent of our nonperforming loans.

▪
Net charge-offs were $3.9 million for the quarter ended June 30, 2018, compared to $4.0 million for the quarter ended March 31, 2018 and $3.2 million for the quarter ended June 30, 2017. Annualized net charge-offs as a percentage of average loans for both the quarters ended June 30, 2018 and March 31, 2018 were 0.10 percent, compared to 0.17 percent for the second quarter of 2017.

▪	Provision for loan losses was $9.4 million in the second quarter of 2018, compared to $6.9 million in the first quarter of 2018 and $6.8 million in the second quarter of 2017.

"Overall, asset quality for our firm remains exceptional," Carpenter said. "As we had projected last quarter, our commercial real estate to total risk-based capital ratio decreased during the second quarter of 2018 and was 304.3 percent at June 30, 2018. We continue to believe this ratio will fall back within our long-term operating range of less than 300 percent of total risk-based capital during the last half of 2018. Additionally, the ratio of construction loans to total risk-based capital also decreased to 94.6 percent at June 30, 2018. Our position on these two ratios remains consistent. Should the commercial real estate to total risk-based capital ratio exceed 300 percent or the construction loans to total risk-based capital ratio exceed 100 percent, we intend to work those ratios to below the 100/300 thresholds over an appropriate time period. We do not intend to allow those ratios to remain permanently in excess of those thresholds."

BOARD OF DIRECTORS DECLARES DIVIDEND

On July 17, 2018, Pinnacle’s Board of Directors approved a quarterly cash dividend of $0.14 per common share to be paid on Aug. 31, 2018 to common shareholders of record as of the close of business on Aug. 3, 2018. The amount and timing of any future dividend payments to common shareholders will be subject to the discretion of Pinnacle’s Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. (CDT) on July 18, 2018 to discuss second quarter 2018 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm earned a place on FORTUNE’s 2017 and 2018 lists of the 100 Best Companies to Work For in the U.S., and American Banker recognized Pinnacle as the sixth-best bank to work for in 2017.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $24.0 billion in assets as of June 30, 2018. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 11 primarily urban markets in Tennessee, the Carolinas and Virginia.
Additional information concerning Pinnacle, which is included in the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.
###

Forward-Looking Statements

All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to:  (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits; (iii) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vi) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (vii) greater than anticipated adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina and Virginia,  particularly in commercial and residential real estate markets; (viii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (ix) the results of regulatory examinations; (x) a merger or acquisition; (xi) risks of expansion into new geographic or product markets; (xii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including intangible assets; (xiii) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment resulting from the Tax Cuts and Jobs Act) or otherwise to attract customers from other financial institutions; (xiv) further deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xv) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Financial's level of applicable commercial real estate loans continues to exceed percentage levels of total capital in guidelines recommended by its regulators; (xvi) risks associated with litigation, including the applicability of insurance coverage; (xvii) the risk of successful integration of the businesses Pinnacle Financial has recently acquired with its business; (xviii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xix) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Financial contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xx) the possibility of increased compliance costs as a result of increased regulatory oversight, including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xxi) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxiii) disruption from Pinnacle Financial's merger with BNC with customers, suppliers, employee or other business partners relationships; (xxiv) the risk of successful integration of Pinnacle Financial's and BNC's businesses; (xxv) the risk that the integration of Pinnacle

Financial's and BNC's operations will be more costly or difficult than expected; (xxvi) the availability and access to capital; (xxvii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxviii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters

This release contains certain non-GAAP financial measures, including, without limitation, revenues per diluted share, earnings per diluted share, efficiency ratio, noninterest expense and the ratio of noninterest expense to average assets and noninterest expense to the sum of net interest income and noninterest income, in each case excluding the impact of expenses related to other real estate owned, gains or losses on sale of investments, the revaluation of Pinnacle Financial’s deferred tax assets and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude expenses associated with Pinnacle Bank's mergers with CapitalMark Bank & Trust, Magna Bank, Avenue Financial Holdings, Inc. and BNC, as well as Pinnacle Financial's and its bank subsidiary's investments in BHG. This release may also contain certain other non-GAAP capital ratios and performance measures. These non-GAAP financial measures exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2018 versus certain periods in 2017 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	June 30, 2018	December 31, 2017	June 30, 2017
ASSETS
Cash and noninterest-bearing due from banks	$193,962	$176,553	$121,804
Interest-bearing due from banks	423,498	496,911	416,981
Federal funds sold and other	29,463	106,132	—
Cash and cash equivalents	646,923	779,596	538,785

Securities available-for-sale, at fair value	2,960,128	2,515,283	2,427,034
Securities held-to-maturity (fair value of $15.3 million, $20.8 million, and $21.3 million at June 30, 2018, Dec. 31, 2017, and June 30, 2017, respectively)	15,341	20,762	21,163
Consumer loans held-for-sale	108,592	103,729	90,275
Commercial loans held-for-sale	21,277	25,456	11,368

Loans	17,042,853	15,633,116	14,758,765
Less allowance for loan losses	(75,670)	(67,240)	(61,945)
Loans, net	16,967,183	15,565,876	14,696,820

Premises and equipment, net	269,876	266,014	258,037
Equity method investment	217,283	221,667	207,021
Accrued interest receivable	65,175	57,440	48,418
Goodwill	1,807,121	1,808,002	1,800,742
Core deposits and other intangible assets	51,353	56,710	60,964
Other real estate owned	19,785	27,831	24,806
Other assets	838,333	757,334	700,721
Total assets	$23,988,370	$22,205,700	$20,886,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$4,361,414	$4,381,386	$3,893,603
Interest-bearing	2,939,833	2,987,291	2,602,527
Savings and money market accounts	7,129,335	6,548,964	6,820,024
Time	3,426,836	2,534,061	2,441,320
Total deposits	17,857,418	16,451,702	15,757,474
Securities sold under agreements to repurchase	128,739	135,262	205,008
Federal Home Loan Bank advances	1,581,867	1,319,909	725,231
Subordinated debt and other borrowings	465,433	465,505	465,419
Accrued interest payable	15,604	10,480	7,631
Other liabilities	112,632	114,890	110,064
Total liabilities	20,161,693	18,497,748	17,270,827

Preferred stock, no par value; 10.0 million shares authorized; no shares issued and outstanding	—	—	—
Common stock, par value $1.00; 180.0 million shares and 90.0 million shares authorized; 77.9 million, 77.7 million shares and 77.6 million shares issued and outstanding at June 30, 2018, Dec. 31, 2017 and June 30, 2017, respectively	77,855	77,740	77,646
Additional paid-in capital	3,119,461	3,115,304	3,100,155
Retained earnings	667,594	519,144	449,762
Accumulated other comprehensive loss, net of taxes	(38,233)	(4,236)	(12,236)
Total stockholders' equity	3,826,677	3,707,952	3,615,327
Total liabilities and stockholders' equity	$23,988,370	$22,205,700	$20,886,154

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Loans, including fees	$208,758	$191,214	$112,320	$399,972	$205,538
Securities
Taxable	11,748	11,222	8,265	22,970	14,698
Tax-exempt	8,350	7,285	2,235	15,635	3,913
Federal funds sold and other	2,128	1,807	923	3,935	1,737
Total interest income	230,984	211,528	123,743	442,512	225,886

Interest expense:
Deposits	32,767	23,981	10,994	56,748	19,113
Securities sold under agreements to repurchase	143	130	79	273	128
Federal Home Loan Bank advances and other borrowings	15,838	12,946	6,043	28,784	11,251
Total interest expense	48,748	37,057	17,116	85,805	30,492
Net interest income	182,236	174,471	106,627	356,707	195,394
Provision for loan losses	9,402	6,931	6,812	16,333	10,463
Net interest income after provision for loan losses	172,834	167,540	99,815	340,374	184,931

Noninterest income:
Service charges on deposit accounts	6,065	5,820	4,179	11,885	8,034
Investment services	4,906	5,107	3,110	10,013	5,932
Insurance sales commissions	2,048	3,119	1,461	5,167	3,320
Gains on mortgage loans sold, net	3,777	3,744	4,668	7,521	8,822
Investment gains on sales, net	—	30	—	30	—
Trust fees	3,564	3,117	1,677	6,681	3,382
Income from equity method investment	9,690	9,360	8,755	19,050	16,578
Other noninterest income	17,889	13,886	11,207	31,775	19,370
Total noninterest income	47,939	44,183	35,057	92,122	65,438

Noninterest expense:
Salaries and employee benefits	64,112	63,719	43,674	127,831	82,028
Equipment and occupancy	18,208	17,743	10,713	35,951	20,387
Other real estate, net	819	(794)	63	25	315
Marketing and other business development	2,544	2,247	2,127	4,791	4,006
Postage and supplies	2,291	2,039	1,122	4,330	2,319
Amortization of intangibles	2,659	2,698	1,472	5,357	2,668
Merger-related expenses	2,906	5,353	3,221	8,259	3,893
Other noninterest expense	17,369	15,575	9,406	32,944	18,235
Total noninterest expense	110,908	108,580	71,798	219,488	133,851
Income before income taxes	109,865	103,143	63,074	213,008	116,518
Income tax expense	23,000	19,633	19,988	42,633	33,779
Net income	$86,865	$83,510	$43,086	$170,375	$82,739

Per share information:
Basic net income per common share	$1.13	$1.08	$0.81	$2.21	$1.64
Diluted net income per common share	$1.12	$1.08	$0.80	$2.20	$1.62

Weighted average shares outstanding:
Basic	77,123,854	77,077,957	53,097,776	77,101,816	50,574,079
Diluted	77,468,082	77,365,664	53,665,925	77,417,930	51,105,996

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2018	2018	2017	2017	2017	2017
Balance sheet data, at quarter end:
Commercial and industrial loans	$4,821,299	4,490,886	4,141,341	3,971,227	3,688,357	2,980,840
Commercial real estate - owner occupied	2,504,891	2,427,946	2,460,015	2,433,762	2,368,641	1,399,512
Commercial real estate - investment	3,822,182	3,714,854	3,564,048	3,398,381	3,357,120	1,386,398
Commercial real estate - multifamily and other	697,566	651,488	645,547	617,899	661,611	395,674
Consumer real estate - mortgage loans	2,699,399	2,580,766	2,561,214	2,541,180	2,552,927	1,196,375
Construction and land development loans	2,133,646	2,095,875	1,908,288	1,939,809	1,772,799	1,015,127
Consumer and other	363,870	364,202	352,663	357,528	357,310	268,106
Total loans	17,042,853	16,326,017	15,633,116	15,259,786	14,758,765	8,642,032
Allowance for loan losses	(75,670)	(70,204)	(67,240)	(65,159)	(61,944)	(58,350)
Securities	2,975,469	2,981,301	2,536,046	2,901,029	2,448,198	1,604,774
Total assets	23,988,370	22,935,174	22,205,700	21,790,371	20,886,154	11,724,601
Noninterest-bearing deposits	4,361,414	4,274,213	4,381,386	4,099,086	3,893,603	2,508,680
Total deposits	17,857,418	16,502,909	16,451,702	15,789,585	15,757,475	9,280,597
Securities sold under agreements to repurchase	128,739	131,863	135,262	129,557	205,008	71,157
FHLB advances	1,581,867	1,976,881	1,319,909	1,623,947	725,230	181,264
Subordinated debt and other borrowings	465,433	465,550	465,505	465,461	465,419	350,849
Total stockholders' equity	3,826,677	3,749,303	3,707,952	3,673,349	3,615,327	1,723,075

Balance sheet data, quarterly averages:
Total loans	$16,729,734	15,957,466	15,520,255	15,016,642	9,817,139	8,558,267
Securities	2,970,267	2,829,604	2,850,322	2,741,493	1,798,334	1,440,917
Total earning assets	20,142,402	19,122,163	18,809,744	18,137,904	11,885,118	10,261,974
Total assets	23,236,945	22,204,599	21,933,500	21,211,459	13,335,359	11,421,654
Noninterest-bearing deposits	4,270,459	4,304,186	4,165,876	3,953,855	2,746,499	2,434,875
Total deposits	16,949,374	16,280,581	16,091,700	15,828,480	10,394,267	9,099,472
Securities sold under agreements to repurchase	123,447	129,969	134,983	160,726	99,763	79,681
FHLB advances	1,884,828	1,584,281	1,465,145	1,059,032	399,083	212,951
Subordinated debt and other borrowings	474,328	471,029	477,103	473,805	375,249	355,082
Total stockholders' equity	3,795,963	3,732,633	3,706,741	3,655,029	2,057,505	1,657,072

Statement of operations data, for the three months ended:
Interest income	$230,984	211,528	208,085	202,167	123,743	102,143
Interest expense	48,748	37,057	33,354	28,985	17,116	13,376
Net interest income	182,236	174,471	174,731	173,182	106,627	88,767
Provision for loan losses	9,402	6,931	6,281	6,920	6,812	3,651
Net interest income after provision for loan losses	172,834	167,540	168,450	166,262	99,815	85,116
Noninterest income	47,939	44,183	36,488	42,977	35,057	30,382
Noninterest expense	110,908	108,580	122,973	109,736	71,798	62,054
Income before taxes	109,865	103,143	81,965	99,503	63,074	53,444
Income tax expense	23,000	19,633	55,167	35,060	19,988	13,791
Net income	$86,865	83,510	26,798	64,443	43,086	39,653

Profitability and other ratios:
Return on avg. assets (1)	1.50%	1.53%	0.48%	1.21%	1.30%	1.41%
Return on avg. common equity (1)	9.18%	9.07%	2.87%	6.99%	8.40%	9.70%
Return on avg. tangible common equity (1)	18.01%	18.12%	5.76%	14.25%	13.58%	14.74%
Dividend payout ratio (16)	16.57%	18.36%	20.00%	17.34%	18.01%	18.67%
Net interest margin (1) (2)	3.69%	3.77%	3.76%	3.87%	3.68%	3.60%
Noninterest income to total revenue (3)	20.83%	20.21%	17.27%	19.88%	24.74%	25.50%
Noninterest income to avg. assets (1)	0.83%	0.81%	0.66%	0.80%	1.05%	1.08%
Noninterest exp. to avg. assets (1)	1.91%	1.98%	2.22%	2.05%	2.16%	2.20%
Noninterest expense (excluding ORE expenses and merger-related charges) to avg. assets (1)	1.85%	1.90%	1.87%	1.88%	2.06%	2.17%
Efficiency ratio (4)	48.18%	49.66%	58.22%	50.77%	50.67%	52.08%
Loans to deposits	95.44%	98.93%	95.02%	96.64%	93.66%	93.12%
Securities to total assets	12.40%	13.00%	11.42%	13.31%	11.72%	13.69%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	June 30, 2018			June 30, 2017
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1)	$16,729,734	$208,758	5.04%	$9,817,139	$112,320	4.66%
Securities
Taxable	1,792,845	11,748	2.63%	1,487,806	8,265	2.23%
Tax-exempt (2)	1,177,422	8,350	3.34%	310,528	2,235	3.87%
Federal funds sold and other	442,401	2,128	1.93%	269,645	923	1.37%
Total interest-earning assets	20,142,402	$230,984	4.66%	11,885,118	$123,743	4.21%
Nonearning assets
Intangible assets	1,860,868			784,603
Other nonearning assets	1,233,675			665,638
Total assets	$23,236,945			$13,335,359

Interest-bearing liabilities
Interest-bearing deposits:
Interest bearing demand deposits	$805,798	$2,135	1.06%	$528,059	$846	0.64%
Interest checking	2,232,908	4,260	0.77%	1,507,548	1,681	0.45%
Savings and money market	6,739,430	16,165	0.96%	4,470,577	5,997	0.54%
Time	2,900,779	10,207	1.41%	1,141,584	2,470	0.87%
Total interest-bearing deposits	12,678,915	32,767	1.04%	7,647,768	10,994	0.58%
Securities sold under agreements to repurchase	123,447	144	0.47%	99,763	79	0.32%
Federal Home Loan Bank advances	1,884,828	9,690	2.06%	399,083	1,485	1.49%
Subordinated debt and other borrowings	474,328	6,147	5.20%	375,249	4,558	4.87%
Total interest-bearing liabilities	15,161,518	48,748	1.29%	8,521,863	17,116	0.81%
Noninterest-bearing deposits	4,270,459	—	—	2,746,499	—	—
Total deposits and interest-bearing liabilities	19,431,977	$48,748	1.01%	11,268,362	$17,116	0.61%
Other liabilities	9,005			9,492
Stockholders' equity	3,795,963			2,057,505
Total liabilities and stockholders' equity	$23,236,945			$13,335,359
Net interest income		$182,236			$106,627
Net interest spread (3)			3.37%			3.40%
Net interest margin (4)			3.69%			3.68%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the quarter ended June 30, 2018 would have been 3.66% compared to a net interest spread of 3.60% for the quarter ended June 30, 2017.

(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Six months ended			Six months ended
	June 30, 2018			June 30, 2017
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1)	$16,345,734	$399,972	4.98%	$9,191,181	$205,538	4.58%
Securities
Taxable	1,793,619	22,970	2.58%	1,346,093	14,698	2.20%
Tax-exempt (2)	1,106,705	15,635	3.33%	274,519	3,913	3.85%
Federal funds sold and other	389,043	3,935	2.04%	266,533	1,737	1.31%
Total interest-earning assets	19,635,101	$442,512	4.61%	11,078,326	$225,886	4.14%
Nonearning assets
Intangible assets	1,862,294			676,015
Other nonearning assets	1,226,229			629,450
Total assets	$22,723,624			$12,383,791

Interest-bearing liabilities
Interest-bearing deposits:
Interest bearing demand deposits	$790,426	$3,917	1.00%	$522,577	$1,499	0.58%
Interest checking	2,215,902	7,592	0.69%	1,454,714	2,907	0.40%
Savings and money market	6,597,734	28,153	0.86%	4,187,024	10,450	0.50%
Time	2,725,534	17,086	1.26%	994,583	4,257	0.86%
Total interest-bearing deposits	12,329,596	56,748	0.93%	7,158,898	19,113	0.54%
Securities sold under agreements to repurchase	126,690	273	0.43%	89,777	128	0.29%
Federal Home Loan Bank advances	1,735,385	16,697	1.94%	306,531	2,389	1.57%
Subordinated debt and other borrowings	475,066	12,087	5.13%	371,222	8,862	4.81%
Total interest-bearing liabilities	14,666,737	85,805	1.18%	7,926,428	30,492	0.78%
Noninterest-bearing deposits	4,287,229	—	—	2,591,548	—	—
Total deposits and interest-bearing liabilities	18,953,966	$85,805	0.91%	10,517,976	$30,492	0.58%
Other liabilities	5,185			7,419
Stockholders' equity	3,764,473			1,858,396
Total liabilities and stockholders' equity	$22,723,624			$12,383,791
Net interest income		$356,707			$195,394
Net interest spread (3)			3.43%			3.37%
Net interest margin (4)			3.73%			3.64%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the six months ended June 30, 2018 would have been 3.70% compared to a net interest spread of 3.72% for the six months ended June 30, 2017.

(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2018	2018	2017	2017	2017	2017
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$70,887	70,202	57,455	53,414	40,217	25,051
Other real estate (ORE) and other nonperforming assets (NPAs)	20,229	24,533	28,028	24,682	25,153	6,235
Total nonperforming assets	$91,116	$94,735	$85,483	$78,096	$65,370	$31,286
Past due loans over 90 days and still accruing interest	$1,572	1,131	4,139	3,010	1,691	1,110
Accruing troubled debt restructurings (5)	$5,647	6,115	6,612	15,157	14,248	14,591
Accruing purchase credit impaired loans	$22,993	24,398	26,719	29,254	34,874	—
Net loan charge-offs	$3,936	3,967	4,200	3,705	3,218	4,282
Allowance for loan losses to nonaccrual loans	106.7%	100.0%	117.0%	122.0%	154.0%	232.9%
As a percentage of total loans:
Past due accruing loans over 30 days	0.23%	0.24%	0.38%	0.24%	0.20%	0.17%
Potential problem loans (6)	1.00%	0.97%	1.05%	0.97%	1.26%	1.27%
Allowance for loan losses	0.44%	0.43%	0.43%	0.43%	0.42%	0.68%
Nonperforming assets to total loans, ORE and other NPAs	0.53%	0.58%	0.55%	0.51%	0.44%	0.36%
Nonperforming assets to total assets	0.38%	0.41%	0.38%	0.36%	0.31%	0.27%
Classified asset ratio (Pinnacle Bank) (8)	12.6%	12.6%	12.9%	12.7%	14.2%	12.9%
Annualized net loan charge-offs to avg. loans (7)	0.10%	0.10%	0.13%	0.14%	0.17%	0.20%
Wtd. avg. commercial loan internal risk ratings (6)	4.4	4.4	4.5	4.5	4.5	4.5

Interest rates and yields:
Loans	5.04%	4.91%	4.87%	4.91%	4.66%	4.49%
Securities	2.91%	2.87%	2.68%	2.64%	2.51%	2.44%
Total earning assets	4.66%	4.56%	4.46%	4.50%	4.21%	4.06%
Total deposits, including non-interest bearing	0.78%	0.60%	0.53%	0.48%	0.42%	0.36%
Securities sold under agreements to repurchase	0.47%	0.40%	0.38%	0.37%	0.32%	0.25%
FHLB advances	2.06%	1.79%	1.64%	1.48%	1.49%	1.72%
Subordinated debt and other borrowings	5.20%	5.11%	4.83%	4.84%	4.87%	4.92%
Total deposits and interest-bearing liabilities	1.01%	0.81%	0.73%	0.66%	0.61%	0.56%

Capital ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	16.0%	16.3%	16.7%	16.9%	17.3%	14.7%
Common equity Tier one	9.3%	9.2%	9.2%	9.4%	9.5%	9.8%
Tier one risk-based	9.3%	9.2%	9.2%	9.4%	9.5%	10.6%
Total risk-based	12.0%	12.0%	12.0%	12.3%	12.6%	13.7%
Leverage	8.8%	8.8%	8.7%	8.9%	14.5%	10.3%
Tangible common equity to tangible assets	8.9%	9.0%	9.1%	9.1%	9.2%	10.4%
Pinnacle Bank ratios:
Common equity Tier one	10.2%	10.3%	10.3%	10.7%	11.0%	11.1%
Tier one risk-based	10.2%	10.3%	10.3%	10.7%	11.0%	11.1%
Total risk-based	11.2%	11.3%	11.4%	11.8%	12.1%	12.9%
Leverage	9.7%	9.8%	9.7%	10.1%	16.7%	10.9%
Construction and land development loans as a percent of total capital (19)	94.6%	96.1%	89.4%	88.1%	85.1%	75.2%
Non-owner occupied commercial real estate and multi-family as a percent of total capital (19)	304.3%	306.2%	297.1%	289.1%	286.4%	220.9%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	June	March	December	September	June	March
	2018	2018	2017	2017	2017	2017

Per share data:
Earnings – basic	$1.13	1.08	0.35	0.84	0.81	0.83
Earnings – diluted	$1.12	1.08	0.35	0.83	0.80	0.82
Common dividends per share	$0.14	0.14	0.14	0.14	0.14	0.14
Book value per common share at quarter end (9)	$49.15	48.16	47.70	47.31	46.56	34.61
Tangible book value per common share at quarter end (9)	$25.28	24.24	23.71	23.32	22.58	23.25
Revenue per diluted share	$2.97	2.83	2.73	2.80	2.64	2.46
Revenue per diluted share, excluding investment (gains) losses on sale of securities, net	$2.97	2.83	2.83	2.80	2.64	2.46
Noninterest expense per diluted share	$1.43	1.40	1.59	1.42	1.34	1.28
Noninterest expense per diluted share, excluding the impact of other real estate expense and merger-related charges	$1.38	1.34	1.34	1.30	1.28	1.26

Investor information:
Closing sales price on last trading day of quarter	$61.35	64.20	66.30	66.95	62.80	66.45
High closing sales price during quarter	$68.10	69.45	69.30	66.95	69.10	71.05
Low closing sales price during quarter	$61.35	60.20	63.85	58.50	60.00	66.45

Other information:
Gains on residential mortgage loans sold:
Residential mortgage loan sales:
Gross loans sold	$264,934	237,667	289,149	299,763	245,474	160,740
Gross fees (10)	$7,134	6,036	7,364	9,050	7,361	4,427
Gross fees as a percentage of loans originated	2.69%	2.54%	2.55%	3.02%	3.00%	2.75%
Net gain on residential mortgage loans sold	$3,777	3,744	3,839	5,963	4,668	4,155
Investment gains (losses) on sales of securities, net (15)	$—	30	(8,265)	—	—	—
Brokerage account assets, at quarter end (11)	$3,745,635	3,508,669	3,266,936	2,979,936	2,815,501	2,280,355
Trust account managed assets, at quarter end	$1,920,226	1,844,871	1,837,233	1,880,488	1,804,811	1,011,964
Core deposits (12)	$15,400,142	14,750,211	14,838,208	14,236,205	14,461,407	8,792,288
Core deposits to total funding (12)	76.9%	77.3%	80.8%	79.1%	84.3%	88.5%
Risk-weighted assets	$20,151,827	19,286,101	18,812,653	18,164,765	17,285,264	10,489,944
Number of offices	115	114	114	123	121	45
Total core deposits per office	$133,914	129,388	130,160	115,742	119,516	195,384
Total assets per full-time equivalent employee	$10,911	10,677	10,415	9,930	9,398	9,630
Annualized revenues per full-time equivalent employee	$419.9	412.8	393.1	390.8	255.7	396.9
Annualized expenses per full-time equivalent employee	$202.3	205.0	228.8	198.4	129.6	206.7
Number of employees (full-time equivalent)	2,198.5	2,148.0	2,132.0	2,194.5	2,222.5	1,217.5
Associate retention rate (13)	89.6%	89.9%	93.5%	98.3%	87.1%	92.9%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Six Months Ended
(dollars in thousands, except per share data)	June 30,	March	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017

Net interest income	$182,236	174,471	106,627	356,707	195,394

Noninterest income	47,939	44,183	35,057	92,122	65,438
Total revenues	230,175	218,654	141,684	448,829	260,832

Noninterest expense	110,908	108,580	71,798	219,488	133,851
Less: Other real estate (ORE) expense (income)	819	(794)	63	25	315
Merger-related charges	2,906	5,353	3,221	8,259	3,893
Noninterest expense excluding the impact of ORE expense (income) and merger-related charges	107,183	104,021	68,514	211,204	129,643

Adjusted pre-tax pre-provision income (14)	$122,992	114,633	73,170	237,625	131,189

Efficiency ratio (4)	48.18%	49.66%	50.67%	48.90%	51.32%
Adjustment due to ORE expense and merger-related charges	(1.61%)	(2.09%)	(2.30%)	(1.84%)	(1.62%)
Efficiency ratio (excluding ORE expense (income), and merger-related charges)	46.57%	47.57%	48.37%	47.06%	49.70%

Total average assets	$23,236,945	22,204,599	13,335,359	22,723,624	12,383,791

Noninterest expense to average assets	1.91%	1.98%	2.16%	1.95%	2.18%
Adjustment due to ORE expense (income) and merger-related charges	(0.06%)	(0.08%)	(0.10%)	(0.08%)	(0.07%)
Noninterest expense (excluding ORE expense (income), and merger-related charges) to average assets (1)	1.85%	1.90%	2.06%	1.87%	2.11%

Net income	$86,865	83,510	43,086	170,375	82,739
Merger-related charges	2,906	5,353	3,221	8,259	3,893
Tax effect on merger-related charges (18)	(760)	(1,399)	(1,264)	(2,159)	(1,527)
Revaluation of deferred tax assets	—	—	—	—	—
Net income excluding merger-related charges	$89,011	87,464	45,043	176,475	85,105

Basic earnings per share	$1.13	1.08	0.81	2.21	1.64
Adjustment due to merger-related charges	0.02	0.05	0.04	0.08	0.04
Basic earnings per share excluding merger-related charges	$1.15	1.13	0.85	2.29	1.68

Diluted earnings per share	$1.12	1.08	0.80	2.20	1.62
Adjustment due to merger-related charges	0.03	0.05	0.04	0.08	0.05
Diluted earnings per share excluding merger-related charges	$1.15	1.13	0.84	2.28	1.67

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Six Months Ended
(dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017

Return on average assets	1.50%	1.53%	1.30%	1.51%	1.35%
Adjustment due to merger-related charges	0.04%	0.07%	0.05%	0.06%	0.04%
Return on average assets excluding merger-related charges	1.54%	1.60%	1.35%	1.57%	1.39%

Tangible assets:
Total assets	$23,988,370	22,935,174	20,886,154	23,988,370	20,886,154
Less: Goodwill	(1,807,121)	(1,808,300)	(1,800,742)	(1,807,121)	(1,800,742)
Core deposit and other intangible assets	(51,353)	(54,012)	(60,964)	(51,353)	(60,964)
Net tangible assets	$22,129,896	21,072,862	19,024,448	22,129,896	19,024,448

Tangible equity:
Total stockholders' equity	$3,826,677	3,749,303	3,615,327	3,826,677	3,615,327
Less: Goodwill	(1,807,121)	(1,808,300)	(1,800,742)	(1,807,121)	(1,800,742)
Core deposit and other intangible assets	(51,353)	(54,012)	(60,964)	(51,353)	(60,964)
Net tangible common equity	$1,968,203	1,886,991	1,753,621	1,968,203	1,753,621

Ratio of tangible common equity to tangible assets	8.89%	8.95%	9.22%	8.89%	9.22%

Average tangible assets:
Average assets	$23,236,945	22,204,599	13,335,359	22,723,624	12,383,791
Less: Average goodwill	(1,807,850)	(1,808,055)	(760,646)	(1,807,952)	(656,730)
Core deposit and other intangible assets	(53,018)	(55,681)	(23,957)	(54,342)	(19,341)
Net average tangible assets	$21,376,077	20,340,863	12,550,756	20,861,330	11,707,720

Return on average assets	1.50%	1.53%	1.30%	1.51%	1.35%
Adjustment due to goodwill, core deposit and other intangible assets	0.13%	0.14%	0.08%	0.14%	0.08%
Return on average tangible assets	1.63%	1.67%	1.38%	1.65%	1.43%
Adjustment due to merger-related charges	0.04%	0.07%	0.06%	0.06%	0.04%
Return on average tangible assets excluding merger-related charges	1.67%	1.74%	1.44%	1.71%	1.47%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Six Months Ended
(dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017

Average tangible stockholders' equity:
Average stockholders' equity	$3,795,963	3,732,633	2,057,505	3,764,473	1,858,396
Less: Average goodwill	(1,807,850)	(1,808,055)	(760,646)	(1,807,952)	(656,730)
Core deposit and other intangible assets	(53,018)	(55,681)	(23,957)	(54,342)	(19,341)
Net average tangible common equity	$1,935,095	1,868,897	1,272,902	1,902,179	1,182,325

Return on average common equity	9.18%	9.07%	8.40%	9.13%	8.98%
Adjustment due to goodwill, core deposit and other intangible assets	8.83%	9.05%	5.18%	8.93%	5.13%
Return on average tangible common equity (1)	18.01%	18.12%	13.58%	18.06%	14.11%
Adjustment due to merger-related charges	0.44%	0.86%	0.61%	0.65%	0.41%
Return on average tangible common equity excluding merger-related charges	18.45%	18.98%	14.19%	18.71%	14.52%

Total average assets	$23,236,945	22,204,599	13,335,359	22,723,624	12,383,791

Noninterest expense per diluted share	$1.43	1.40	1.34	2.84	2.62
Adjustment due to ORE expense (income) and merger-related charges	(0.05)	(0.06)	(0.06)	(0.11)	(0.08)
Noninterest expense (excluding ORE expense (income) and merger-related charges) per diluted share	$1.38	1.34	1.28	2.73	2.54

Equity method investment (17)
Fee income from BHG, net of amortization	$9,690	9,360	8,755	19,050	16,578
Funding cost to support investment	2,114	2,004	1,844	4,118	3,619
Pre-tax impact of BHG	7,576	7,356	6,911	14,932	12,959
Income tax expense at statutory rates	1,980	1,923	2,711	3,903	5,084
Earnings attributable to BHG	$5,596	5,433	4,200	11,029	7,875

Basic earnings per share attributable to BHG	$0.07	0.07	0.08	0.14	0.16
Diluted earnings per share attributable to BHG	$0.07	0.07	0.08	0.14	0.15

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.).  All of these loans continue to accrue interest at the contractual rate.

6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A "1" risk rating is assigned to credits that exhibit Excellent risk characteristics, "2" exhibit Very Good risk characteristics, "3" Good, "4" Satisfactory, "5" Acceptable or Average, "6" Watch List, "7" Criticized, "8" Classified or Substandard, "9" Doubtful and "10" Loss (which are charged-off immediately).  Additionally, loans rated "8" or worse that are not nonperforming or restructured loans are considered potential problem loans.  Generally, consumer loans are not subjected to internal risk ratings. Data presented represents legacy Pinnacle portfolio at period end date.

7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to total assets - End of period total stockholders' equity less end of period goodwill, core deposit and other intangibles as a percentage of end of period assets.
Leverage – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier one risk-based – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for loan losses.
Tier one common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.

9. Book value per share computed by dividing total stockholders' equity by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. Periods prior to the second quarter of 2018 have been restated to reflect regulatory changes that were adopted in the second quarter of 2018 that permit reciprocal deposits to be treated as core deposits if they otherwise qualify as such. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.

14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income and merger-related charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of both credit losses and losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.

16. The dividend payout ratio is calculated as the sum of the annualized dividend rate divided by the trailing 12-months fully diluted earnings per share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.

18. Tax effect calculated using the blended statutory rate of 39.23% for all periods prior to 2018. For 2018, tax effect calculated using the blended statutory rate of 26.14%.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.